Exhibit 10.4A

FIRST AMENDMENT TO THE

FIRST LANDMARK BANK

2015 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT is made as of July 1, 2015 by Landmark Bancshares, Inc., a bank holding company organized under the laws of the State of Georgia (the “Company”), and First Landmark Bank, a state bank organized under the laws of the State of Georgia (the “Bank”).

WHEREAS, pursuant to that certain Agreement and Plan of Share Exchange (the “Share Exchange Agreement”) between the Bank and the Company by which all issued and outstanding shares of the Bank’s common stock has been exchanged for shares of the Company’s common stock (the “Share Exchange”) and whereupon all of the issued and outstanding shares of Bank common stock have become owned by the Company, a bank holding company (the “Reorganization”), the Company has assumed sponsorship of the First Landmark Bank 2015 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, in connection with the Reorganization, Share Exchange and assumption of the Plan by the Company, the Bank and the Company wish to amend the Plan to reflect the Reorganization, to reflect that shares of common stock of the Company will be substituted for shares of common stock of the Bank under the Plan, and to make other conforming changes to the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of July 1, 2015, the effective date of the Reorganization, as follows:

1.      By deleting the phrase “First Landmark 2015 Long-Term Incentive Plan” each time it appears in the Plan and substituting therefor the phrase “Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan.”

2.      By deleting Section 1.1(i) in its entirety and by substituting therefor the following:

“(i)     ‘Company’ means Landmark Bancshares, Inc. or any successor thereto.”

3.      By deleting Section 1.1(u) in its entirety and by substituting therefor the following:

“(u)     ‘Plan’ means the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan.”

4.      By deleting Section 1.1(v) in its entirety and by substituting therefor the following:

“(v)    “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company and its Affiliates, subject to the following requirements:

(1)     in the case of a Participant who is an employee of the Company or an Affiliate, a termination of the Participant’s employment where either (i) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months); or

(2)     in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient where (i) the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient expires, if the expiration constitutes a good-faith and complete termination of the contractual relationship; or (ii) with respect to amounts payable to the Participant under an Award upon the termination of the independent contractor’s relationship with the Service Recipient, no amount will be paid to the Participant before a date that is at least twelve (12) months after the day on which the contract expires under which the Participant performs services for the Service Recipient (or, in the case of more than one contract, all such contracts expire) and no amount payable to the Participant on that date is actually paid to the Participant if, after the expiration of the contract (or contracts) and before that date, the Participant performs services for the Service Recipient as an independent contractor or an employee; or

(3)     in any case, as may otherwise be permitted under Code Section 409A.”

5.      By deleting Section 2.2(a) in its entirety and by substituting therefor the following:

“(a)     Subject to adjustment in accordance with Section 5.2, Two Hundred Fifty Thousand (250,000) shares of Stock (inclusive of shares of First Landmark Bank common stock, if any, issued under the Plan prior to its adoption by the Company) are hereby reserved exclusively for issuance upon exercise, settlement, or payment pursuant to Awards, all or any of which may be pursuant to any one or more Awards, including without limitation, Incentive Stock Options.”

6.      By deleting the head language of Section 3.2 in its entirety and by substituting therefor the following:

“3.2     Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option.”

7.      By deleting Section 5.10 in its entirety and by substituting therefor the following:

“5.10     Stockholder Approval. The Plan was originally approved by the board of directors of First Landmark Bank on March 18, 2015, and by the stockholders of the Bank on May 20, 2015. The assumption of the Plan by the Company, its substitution as the granting corporation under the Plan and the substitution of Company common stock as the securities issuable under the Plan was approved by the shareholders of First Landmark Bank in connection with their approval of the Agreement and Plan of Share Exchange between First Landmark Bank and the Company and was approved by the sole shareholder of the Company within twelve (12) months before the adoption of the Plan by the Company.”

8.      By deleting Section 5.12 in its entirety and by substituting therefor the following:

“5.12.     Effective Date and Duration of the Plan. The effective date of the Plan as adopted by the Board of Directors of the Company is July 1, 2015. The Plan shall continue indefinitely; however, Incentive Stock Options may continue to be granted under the Plan on and after this effective date only until June 30, 2025, subject to any earlier termination of the Plan pursuant to Section 5.9.”

Except as specifically amended hereby, the remaining provisions of the Plan shall remain in full force and effect as prior to the adoption of this First Amendment.

IN WITNESS WHEREOF, the Company and the Bank have caused this First Amendment to be executed, effective as of the date first above written.

LANDMARK BANCSHARES, INC. By: /s/ R. Stanley Kryder Title: Chief Executive Officer FIRST LANDMARK BANK By: /s/ R. Stanley Kryder Title: President and Chief Executive Officer